===============================================================================
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Nu Horizons Electronics Corp.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                          NU HORIZONS ELECTRONICS CORP.

                        --------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 24, 1998

                        --------------------------------

To the Stockholders of
NU HORIZONS ELECTRONICS CORP.

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NU HORIZONS ELECTRONICS CORP. will be held on Thursday, September 24, 1998 at the Company's Corporate Headquarters, 70 Maxess Road, Melville, New York at 10:00 a.m. (the "Annual Meeting"), for the following purposes:

1.) To elect three directors comprising the Class II Directors to serve until the 2001 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

2.) To consider and act upon such other business as may properly come before the meeting or any adjournments thereof.

      Only stockholders of record at the close of business on August 3, 1998 shall be entitled to vote at the Annual Meeting.

      IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN ORDER THAT YOUR SHARES MAY BE VOTED FOR YOU AS SPECIFIED.

                                    By Order of the Board of Directors,


                                    Richard S. Schuster
                                    Secretary

Dated:  Melville, New York
        August 10, 1998

                         NU HORIZONS ELECTRONICS CORP.
                                 70 Maxess Road
                            Melville, New York 11747

                        --------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                               September 24 1998

                        --------------------------------

PROXY STATEMENT

      The Annual Meeting of Stockholders of NU HORIZONS ELECTRONICS CORP. (the "Company") will be held on Thursday, September 24, 1998 at the Company's Corporate Headquarters, 70 Maxess Road, Melville, New York at 10:00 a.m. for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This statement is furnished in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting and at any and all adjournments of such meetings.

      If a proxy in the accompanying form is duly executed and returned, the shares represented by such proxy will be voted as specified. Any person executing the proxy may revoke it prior to its exercise either by letter directed to the Company or in person at the Annual Meeting.

      This Proxy Statement has been mailed on or about August 10, 1998 to all stockholders as of the Record Date.

VOTING RIGHTS

      On August 3, 1998 (the "Record Date"), the Company had outstanding 8,753,076 shares of one class of voting securities, namely shares of Common Stock, $.0066 par value. Stockholders are entitled to one vote for each share registered in their names at the closed of business on the Record Date. The affirmative vote of a majority of the votes cast at the meeting is required for approval of each matter to be submitted to a vote of the shareholders. For purposes of determining whether proposals have received a majority vote, abstentions will not be included in the vote totals and, in instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so called "broker non-votes"), those votes will not be included in the vote totals. Therefore, abstentions and broker non-votes will have no effect on the vote, but will be counted in the determination of a quorum.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of the record date, certain information with regard to the record and beneficial ownership of the Company's Common Stock by (i) all persons known to the Company to be beneficial owners of more than 5% of the company's outstanding Common Stock, based on filings with the Commission;
(ii) each Director, (iii) the Company's Chief Executive Officer and the three other most highly compensated executive officers of the Company; and (iv) all executive officers and Directors as a group.

         Name                                    Shares             Percent
         ----                                    ------             -------
Paul Durando                                    38,268 (1)(2)           *
Herbert M. Gardner                              49,945 (3)              *
Harvey R. Blau                                  40,408 (3)              *
Irving Lubman                                  282,087 (4)(5)         3.2%
Arthur Nadata                                  522,247 (4)(5)(6)      5.8%
Richard S. Schuster                            541,650 (4)(5)         6.0%
Dominic Polimeni                                 3,333 (7)              *
All Directors and Officers
as a Group (7 Persons)                       1,477,938               15.9%

----------
NOTES:

(*)   Less than 1% of the Company's outstanding stock.
(1) Includes options exercisable within 60 days for 33,750 shares of common stock under the Company's Key Employees Stock Option Plan and the 1994 Stock Option Plan.
(2) Includes 4,518 shares of fully vested common stock owned through the Employee's Stock Ownership Plan, which include voting power.
(3) Includes options exercisable within 60 days for 40,000 shares of common stock under the Company's Outside Director Stock Option Plan.
(4) Includes options exercisable within 60 days for 236,150 shares of common stock under the Company's Key Employees Stock Option Plan and the 1994 Stock Option Plan.
(5) Includes 14,399 shares of fully vested common stock owned through the Employees Stock Ownership Plan, which include voting power. These Officers are also Trustees of the Plan.
(6) Includes 45,398 shares held by his children as to which Mr. Nadata disclaims beneficial ownership.
(7) Represents options exerciseable within 60 days for 3333 shares of common stock under the Company's Outside Director Stock Option Plan.

                             ELECTION OF DIRECTORS

      The Company's Certificate of Incorporation provides for a Board of Directors consisting of not less than three nor more than eleven directors, classified into three classes as nearly equal in number as possible, whose terms of office expire in successive years. The following table sets forth the directors of the Company.

       Class I                     Class II                   Class III
 (To Serve Until the         (To Serve Until the        (To Serve Until the
  Annual Meeting of           Annual Meeting of           Annual Meeting of
Stockholders in 2000)       Stockholders in 1998)       Stockholders in 1999)
---------------------       ---------------------       ---------------------
    Paul Durando               Harvey Blau (1)              Irving Lubman
 Herbert Gardner (1)         Dominic Polimeni (1)           Arthur Nadata
                            Richard S. Schuster

(1)   Member of Compensation and Audit Committees.

      The two directors in Class II are to be elected to hold office until the Annual Meeting of Stockholders in 2001 or until their successors are chosen and qualified. Shares represented by executed proxies in the form enclosed will be voted, unless otherwise indicated, for the election as directors of the aforesaid nominees, unless any such nominee shall be unavailable, in which event such shares may be voted for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve.

      The following information is submitted with respect to the nominees for election at the Annual Meeting:

                                                                     Director
Name                   Age   Principal Occupation                     Since
----                   ---   --------------------                     -----
Harvey R. Blau         62    Chairman of the Board                     1984
                             of Griffon Corporation and
                             Aeroflex Incorporated

Dominic Polimeni       51    Chairman and Chief                        1997
                             Executive Officer-Questron
                             Technology; Managing
                             Director-Gulfstream Financial
                             Group, Inc.

Richard S. Schuster    49    Vice President and Secretary              1982
                             of the Company; President of NIC
                             Components Corp.

      The following information is submitted with respect to the four directors who are not nominees at the Annual Meeting:

                                                                     Director
Name                   Age   Principal Occupation                     Since
----                   ---   --------------------                     -----
Irving Lubman          59    Chairman of the Board and                 1982
                             Chief Operating Officer
                             of the Company

Arthur Nadata          52    President and                             1982
                             Chief Executive Officer
                             of the Company

Paul Durando           54    Vice President, Finance                   1994
                             of the Company

Herbert M. Gardner     58    Senior Vice President                     1984
                             Janney Montgomery Scott Inc.
                             and Chairman of the Board
                             of Supreme Industries, Inc.

Present Occupations of Directors

      IRVING LUBMAN has been Chairman of the Board since October 1982 and Chief Operating Officer since September 1996. Mr. Lubman was Chief Executive Officer from October 1982 to September 1996. Mr. Lubman has been actively involved in electronic components' distribution since 1957, when he joined Milgray Electronics Corp., holding the position of sales manager until 1968. From 1968 through October 1982, when he joined the Company, Mr. Lubman was corporate vice president of Diplomat Electronics Corp., also a distributor of electronic components.

      ARTHUR NADATA has been President and a Director since October 1982 and Chief Executive Officer since September 1996. Mr. Nadata was also the Treasurer of the Company from October 1982 to September 1996. Prior to joining the Company in October 1982, Mr. Nadata worked for eighteen years for Diplomat Electronics Corp. in various operational and sales positions of increasing responsibility, eventually becoming corporate vice president of sales and marketing.

      RICHARD S. SCHUSTER has been Vice President, Secretary and a Director since October 1982. For the seven years prior to joining the Company in November 1982, Mr. Schuster served as manager of Capar Components Corp., an importer and distributor of passive components, and a wholly-owned subsidiary of Diplomat Electronics Corp. For the six years prior to 1975, Mr. Schuster was employed by International Components Corp., responsible for production, engineering and sales of imported semiconductor and passive components.

      PAUL DURANDO has been Vice President, Finance since joining the Company in March 1991, Treasurer since September 1996 and has been a Director since September 1994. Prior to joining the Company in March 1991, Mr. Durando served for six years as Executive Vice President of Sigma Quality Foods, Inc. From 1977 to 1984, he was Vice President, Operations of the Wechsler Coffee Corp. Mr. Durando was also associated with Deloitte Haskins & Sells for seven years.

      HARVEY R. BLAU has been a director of the Company since May 1984. Mr. Blau has been a practicing attorney in the State of New York since 1961, and is a member of the law firm of Blau, Kramer, Wactlar & Lieberman, P.C., Jericho, New York, counsel to the Company. Mr. Blau is Chairman of the Board of Griffon Corporation and Aeroflex Incorporated and is a Director of Reckson Associates Realty Corp.

      HERBERT M. GARDNER has been a Director of the Company since May 1984. For more than the past five years, Mr. Gardner has been Senior Vice President of Janney Montgomery Scott Inc., investment bankers and Underwriter of the Company's May 1984 public offering. Mr. Gardner is Chairman of the Board of Supreme Industries Inc. and a director of Transmedia Network, Inc., TGC Industries Inc., Hirsch International Corp., American Country Holdings Company and Inmark Enterprises, Inc.

      DOMINIC A. POLIMENI has been a Director of the Company since September 1997. Mr. Polimeni has been President, Chief Operating Officer and a Director of Questron Technology, Inc. since March 1995, and Chairman and Chief Executive Officer of Questron Technology, Inc. since February 1996. Mr. Polimeni has been a Managing Director of Gulfstream Financial Group, Inc., a privately held financial consulting and investment banking firm since August 1990. Prior to that he held the position of Chief Financial Officer of Arrow Electronics, Inc. for four (4) years. Mr. Polimeni also practiced as a Certified Public Accountant for more than 12 years and was a Partner in the New York office of Arthur Young and Company.

MANAGEMENT

Officers of the Company

      The Company's executive officers are as follows:

Name                                   Position held with the Company
----                                   ------------------------------
Irving Lubman.......................   Chief Operating Officer and Chairman of
                                       the Board
Arthur Nadata.......................   President and Chief Executive Officer
Richard S. Schuster.................   Vice President and Secretary
Paul Durando........................   Vice President, Finance and Treasurer

Executive Compensation

      The following table sets forth the compensation paid by the Company to its Chief Executive Officer and each of the three other executive officers for the years ended February 28, 1998, February 28, 1997 and February 29, 1996.

                           SUMMARY COMPENSATION TABLE

                                                      Long Term
                           Annual Compensation (1)   Compensation

                                                      Securities
Name of Principal      Fiscal                         Underlying   All Other (2)
  and Position          Year     Salary       Bonus    Options     Compensation
  ------------          ----     ------       -----    -------     ------------
Irving Lubman           1998    $236,789    $344,370        --      $ 16,781
COO, Chairman           1997     229,893     446,843   100,000        14,945
of the Board            1996     226,545     586,608    50,000        16,660

Arthur Nadata           1998    $236,789    $344,370        --      $ 31,374
President and           1997     229,893     446,843   100,000        18,457
CEO                     1996     226,545     586,608    50,000        22,357

Richard Schuster        1998    $236,789    $344,370        --      $ 18,922
Vice President,         1997     229,893     446,843   100,000        16,222
Secretary and           1996     226,545     586,608    50,000        17,663
President, NIC
Components Corp.

Paul Durando            1998    $138,942    $ 25,827    15,000      $  1,389
Vice President,         1997     130,000      33,514    20,000         1,500
Finance and Treasurer   1996     125,000      45,000    20,000         1,250

----------
      (1) No Other Annual Compensation is shown because the amounts of perquisites and other non-cash benefits provided by the Company do not exceed the lesser of $50,000 or 10% of the total annual base salary and bonus disclosed in this table for the respective officer.

      (2) The amounts disclosed in this column include the Company's contributions on behalf of the named executive officer to the Company's 401(k)-retirement plan in amounts equal to a maximum of 1% of the executive officer's annual salary and, for Messrs. Lubman, Nadata and Schuster contributions to life insurance policies where the Company is not the beneficiary, and the cost to the Company of the non-business use of Company automobiles used by executive officers.

----------
Employment Contracts

      On September 13, 1996 the Company signed employment contracts (the "Contracts"), as amended, with three of its senior executives for a continually renewing five year term. The Contracts specify a base salary of $226,545 for each officer in 1997, which shall be increased each year by the change in the consumer price index, and also entitle two of the three officers to an annual bonus equal to 3.33%, and the third officer to 2.33%, (9% in the aggregate) of the Company's consolidated earnings before income taxes. Benefits are also payable upon the occurrence of either a change in control of the Company, as defined, or the termination of the officer's employment, as defined. In the event the employee terminates his employment within six months after a change in control of the Company, he will receive a lump sum payment equal to three-quarters of the remaining compensation under his employment agreement. Each Contract also provides for certain payments of the executive salary, performance bonuses and other benefits in the event of death or disability of the officer for the balance of the period covered by the agreement.

      The following table sets forth certain information with respect to stock options granted to the officers named in the Summary Compensation Table during the fiscal year ended February 28, 1998.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                        Potential
                                                                    Realizable Value
                            % of                                       at Assumed
                           Total                                      Annual Rates
                          Options      Exercise                      of Stock Price
              Options    Granted to      Price       Expiration     Appreciation for
             Granted(1)  Employees   ($ per share)      Date       Entire Term (2)(3)
             ----------  ---------   -------------      ----       ------------------
                                                                     5%         10%
                                                                   -----      -------
P. Durando     15,000      15.2%          8.56         9/18/02    $35,400     $78,450

----------
(1) Options were granted for a term of five years, subject to earlier termination on termination of employment. Options become exercisable in four equal annual installments commencing one year from the date of grant.

(2) These amounts represent assumed rates of appreciation, which may not necessarily be achieved. The actual gains, if any, are dependent on the market value of the Company's stock at a future date as well as the option holder's continued employment throughout the vesting period. Appreciation reported is net of exercise price.

(3) Potential Realizable Value is based on the assumed annual growth rates for the five-year option term. Annual growth of 5% results in a stock price of $10.92 per share and 10% results in a price of $13.79 per share for Mr. Durando on the shares granted at $8.56. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock as well as the option holder's continued employment throughout the vesting period. There can be no assurance that the amounts reflected in this table will be achieved. Appreciation reported is net of exercise price.

      The following table sets forth certain information as to each exercise of stock options during the fiscal year ended February 28, 1998 by the persons named in the Summary Compensation Table and the fiscal year end value of unexercised options:

   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR-END OPTIONS/SAR VALUES

                                                                    Value of
                                                    Number of      Unexercised
                                                   Unexercised    In-the-Money
                                                  Options/SARs    Options/SARs
                    Shares                         at FY End        at FY End
                 Acquired on       Value          Exercisable/     Exercisable/
                   Exercise      Realized(1)      Unexercisable   Unexercisable
                   --------      -----------      -------------   -------------
Irving Lubman         --              --            161,488               --
                                                    137,162               --

Arthur Nadata         --              --            161,488               --
                                                    137,162               --

Richard Schuster      --              --            161,488               --
                                                    137,162               --

Paul Durando          --              --             24,375          $ 3,412
                                                     41,875               --

----------
(1) Market value less exercise price, before payment of applicable federal or state taxes.

      Directors who are not employees of the Company receive an annual fee of $2,000 for Board Membership and $500 for each Board of Directors or Committee meeting attended. There were three meetings of each of the Board of Directors and the Compensation Committee during the fiscal year ended February 28, 1998. Each director attended or participated in all of the meetings of the Board of Directors and the committees thereof on which he served, except for one director, who attended two of three board meetings.

      For the fiscal year ended February 28, 1998, there was one meeting of the Audit Committee. The Company's Audit Committee is involved in discussions with the Company's independent public accountants with respect to the scope and results of the Company's year-end audit, the Company's internal accounting controls and the professional services furnished by the independent auditors to the Company. During fiscal 1998, the Company had no standing Nominating Committee or any committee performing similar functions.

Key Employees Stock Incentive Plan:

      The Company has a Key Employees Stock Incentive Plan ("Plan"), approved by the stockholders in 1984, as amended in September 1987, which presently covers 712,765 shares of Common Stock. Options are currently outstanding for 197,450 shares and no shares are currently available for grant. The Plan is intended to provide an additional means of inducing executives and other "key salaried employees" of the Company (which is defined under Section 422A of the Internal Revenue Code) to join and remain with the Company by offering them a greater share of the Company's stock and a greater identification with the Company.

      The Board of Directors or a Committee, which may be appointed and maintained by the Board, shall have the power to administer the Plan. The Board or Committee has full power and authority: (i) to designate participants; (ii) to designate options or any portion thereof as Incentive Stock Options ("ISO");
(iii) to determine the terms and provisions of respective option agreements (which need not be identical) including, but not limited to, provisions concerning the time or times when and the extent to which the stock options ("Options") and Stock Appreciation Rights ("SARs") may be exercised and the nature and duration of restrictions as to transferability or constituting substantial risk forfeiture; (iv) to accelerate the right to an optionee to exercise in whole or in part any previously granted ISO including any options modified to qualify as ISOs; and (v) to interpret the provisions and supervise the administration of the Plan. The Board has appointed the Compensation Committee to administer the Plan.

      The purchase price of each share subject to an Option or any portion thereof, which has been designated by the Board or the Committee as an ISO, shall not be less than 100% (or 110%, if at the time of grant the optionee owns more than 10% of the voting stock of the Company) in the case of options designated as ISOs or 85% in case of options not designated as incentive stock options, of the fair market value of such shares on the date the option is granted. In no event shall the option price be less than the par value of the stock.

1994 Stock Option Plan:

      In September 1994, the Company's stockholders approved the 1994 Stock Option Plan (the "1994 Plan"), as amended in September 1996, under which key employees and officers of the Company, its subsidiaries and affiliates may be granted options to purchase an aggregate of 1,100,000 shares of the Company's Common Stock. The 1994 Plan is administered by the Compensation Committee, consisting of at least two members of the Board of Directors. The Compensation Committee, subject to provisions in the 1994 Plan, has the authority to designate, in its discretion, which persons are to be granted options, the number of shares subject to each option, and the period of each option. Each recipient must be an employee of the Company at the time of grant and throughout the period ending on the day three months before the date of exercise. Under the terms of the 1994 Plan, the exercise price of the shares subject to each option granted will be not less than 85% nor more than 100% of the fair market value at the date of grant or 110% of such fair market value for options granted to any employee to or director who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company. Adjustments will be made to the purchase price in the event of stock dividends, corporate reorganizations, or similar events. During fiscal 1998, 98,500 options were granted under the 1994 Plan with exercise prices of $8.56 and $5.88. Options are currently outstanding for 1,084,000 shares and 16,000 options are currently available for grant. No options to purchase shares granted under the 1994 Plan have been exercised.

      The Compensation Committee of the Board of Directors has the responsibility and authority to administer and interpret the provisions of the 1994 Plan. The Compensation Committee shall appropriately adjust the number of shares for which awards may be granted pursuant to the 1994 Plan in the event of reorganization, recapitalization, stock split, reverse stock split, stock dividend, exchange or combination of shares, merger, consolidation, rights offering or any change in capitalization. The Board may, from time to time, amend, suspend or terminate any or all of the provisions of the 1994 Plan, provided that, without the participant's approval, no change may be made which would prevent an ISO granted under the 1994 Plan from qualifying as an ISO under
Section 422A of the Internal Revenue Code of 1986, as amended (the "Code") or results in a modification of the ISO under Section 425(h) of the Code or otherwise alter or impair any right theretofore granted to any participant; and further provided that, without the consent and approval of the holders of a majority of the outstanding shares of Common Stock of the Company present at that meeting at which a quorum exists, neither the Board not the Committee may make any amendment which (i) changes the class of persons eligible for options;
(ii) increases (except as provided under Section 1.6 of the 1994 Plan) the total number of shares or other securities reserved for issuance under the 1994 Plan;
(iii) decreases the minimum option prices stated in Section 2.2 of the 1994 Plan (other than to change the manner of determining Fair

Market Value to conform to any then applicable provision of the Code or any regulation thereunder); (iv) extends the expiration date of the 1994 Plan, or the limit on the maximum term of options; or (v) withdraws the administration of the 1994 Plan from a committee consisting of two or more members, each of whom is a Disinterested Person. With the consent of the Participant affected thereby, the Committee may amend or modify any outstanding option in any manner not inconsistent with the terms of the 1994 Plan.

1998 Stock Option Plan

      In May 1998, the Board of Directors adopted the Nu Horizons Electronics Corp. 1998 Stock Option Plan (the "1998 Option Plan"), under which any director, officer, employee or consultant of the Company, a subsiary or an affiliate may be granted options to purchase an aggregate 350,000 shares of the Company's Common Stock. The 1998 Option Plan is to be administered by the Board of Directors of the Company; provided, however, that the Board may, in the exercise of its discretion, designate from among its members a Compensation Committee or a Stock Option Committee (the "Committee") consisting of no fewer than two Non-Employee Directors, as defined by Rule 16b-3 under the Securities Exchange Act of 1934. The Board intends that its Compensation Committee will administer the 1998 Option Plan. Subject to the terms of the 1998 Option Plan, the Board of Directors or the Committee may determine and designate those directors, officers, employees and consultants who are to be granted stock options under the 1998 Option Plan and the number of shares to be subject to such options and the term of the options to be granted, which term may not exceed ten years. The Board of Directors or the Committee shall also, subject to the express provisions of the 1998 Option Plan, have the authority to interpret the 1998 Option Plan and to prescribe, amend and rescind the rules and regulations relating to the 1998 Option Plan. Only non-qualified stock options may be granted under the terms of the 1998 Option Plan. The exercise price for the options granted under the 1998 Option Plan will be not less than such fair market value. The option price, as well as the number of shares subject to such option, shall be appropriately adjusted by the Committee in the event of stock splits, stock dividends, recapitalizations, and certain other events involving a change in the Company's capital.

Outside Director Stock Option Plan:

            In September 1994, the Company's stockholders approved the Outside Directors Stock Option Plan (the "Director Plan") which covers 150,000 shares of the Company's Common Stock. The primary purposes of the Director Plan are to attract and retain well-qualified persons for service as directors of the Company and to provide such outside directors with the opportunity to increase their proprietary interest in the Company's continued success and further align their interests with the interests of the stockholders of the Company through the grant of options to purchase shares of the Company's Common Stock.

            All directors of the Company who are not employees of the Company, of which there are presently three, are eligible to participate in the Director Plan. None of the non-employee directors are eligible to participate in any of the other compensation plans of the Company.

            The Board of Directors of the Company may amend the Director Plan from time to time in such manner as it may deem advisable. The provisions of the Director Plan relating to (i) which directors shall be granted options; (ii) the amount of Shares subject to options granted; (iii) the price at which shares subject to options may be purchased; and (iv) the timing of grants of options shall not be amended more than once every six (6) months, other than to comport with changes in the Code or the Employee Retirement Income Security Act of 1974, as amended. No amendment to the Director Plan shall adversely affect any outstanding option, however, without the consent of the optionee that holds such option.

      The Compensation Committee of the Board of Directors has the responsibility and authority to administer and interpret the provisions of the Director Plan. The Compensation Committee shall appropriately adjust the number of shares for which awards may be granted pursuant to the Director Plan in the event of reorganization, recapitalization, stock split, reverse stock split, stock dividend, exchange or combination of shares, merger, consolidation, rights offering, or any change in capitalization.

      Under the Director Plan, each non-employee Director ("Outside Director") in office on June 1, 1994 received options to purchase 10,000 shares of Common Stock at a price of $8.25 per share (the price of shares of Common Stock on June 1, 1994) and on the June 1 of each subsequent year each non-employee director has or will be granted options to purchase 10,000 shares of Common Stock at a price equal to the closing price of the Common Stock on a national securities exchange upon which the Company's stock is listed or the average of the mean between the last reported "bid" and "asked" prices if the Common Stock is not so listed for the five business days immediately preceding the date of grant. Options awarded to each outside director vest in three equal installments over a period of two years, subject to forfeiture under certain conditions and shall be exercisable by the Outside Director upon vesting.

Summary of Fiscal 1998 Stock Option Grants:

      During fiscal 1998, the Company granted options to purchase 15,000 shares to Mr. Durando at a price of $8.56 per share and options to purchase 10,000 shares to each of Messrs. Blau, Gardner and Polimeni at a price of $8.99 per share.

Employee Stock Ownership Plan:

      In January 1987, the Company adopted an Employee Stock Ownership Plan ("ESOP" or "Plan") which covers substantially all of the Company's employees. The ESOP is managed by three Trustees, Messrs. Lubman, Nadata and Schuster (the "Trustees"), who vote the securities held by the Plan (other than securities of the Company which have been allocated to employees' accounts).

      The annual contributions to the Plan are to be in such amounts, as the Board of Directors in its sole discretion shall determine. Each employee who participates in the Plan has a separate account and the annual contribution by the Company to an employee's account is not permitted to exceed the lesser of $30,000 (or such other limit as may be the maximum permissible pursuant to the provisions of Section 415 of the Internal Revenue Code and Regulations issued thereunder) or 25% of such employee's annual compensation, as defined under the Plan. No contributions are required/of, nor shall any be accepted from, any employee.

      All contributions to the Plan are invested in the Company's securities (except for temporary investments), the Trustees having the right to purchase the Company's securities on behalf of employees. The Trustees are considered the stockholder for the purpose of exercising all owners' and stockholders' rights with respect to the Company's securities held in the Plan, except for voting with respect to the Company's securities held in the Plan, which inure to the benefit of each employee who can vote all shares held in his account, even if said shares are not vested. Vesting is based upon an employee's years of service, employees generally becoming fully vested after six years.

      Benefits are payable to employees at retirement or upon death, disability or termination of employment, with payments commencing no later than sixty days following the last day of the Plan year in which such event occurred. Subject to the right of the employee to demand payment in the form of the Company's Common Stock, all benefits are payable in cash or in Common Stock, at the discretion of the Trustees.

      The Trustees are empowered to borrow funds for the purpose of purchasing the Company's securities. The securities so purchased are required to be held in an acquisition indebtedness account, to be released and made available for reallocation as principal is repaid. In May, 1997 the Company, on behalf of the ESOP, entered into a revolving credit agreement with its bank which provides for a $3,000,000 revolving line of credit at the bank's prime rate until May 22, 2001. Direct borrowings under this line of credit are payable in forty-eight equal monthly installments commencing with the fiscal period subsequent to such borrowings. At February 28, 1998, the ESOP owned 446,487 shares at an average price of approximately $3.79 per share.

401(k) Savings Plan

      The Company sponsors a retirement plan intended to be qualified under
Section 401(k) of the Code. All non-union employees over age 21 who have been employed by the Company for at least six months are eligible to participate in the plan. Employees may contribute to the plan on a tax-deferred basis up to 15% of their total annual salary, but in no event more than the maximum permitted by the Code ($9,500 in calendar 1997). Company contributions are discretionary. Effective with the plan year ended February 28, 1998, the Company has elected to make matching contributions at the rate of $ .25 per dollar contributed by each employee up to a maximum of 1% of an employee's salary vesting at the cumulative rate of 20% per year of service starting one year after commencement of service and, accordingly, after five years of any employee's service with the Company, matching contributions by the Company are fully vested. As of February 28, 1998 approximately 250 employees had elected to participate in the plan. For the fiscal year ended February 28, 1998, the Company contributed approximately $220,404 to the plan, of which $8,457 was a matching contribution of $2,356 for each of Mr. Lubman, Mr. Nadata, Mr. Schuster and $1,389 for Mr. Durando.

Compensation Committee Interlocks and Insider Participation

      The Company's Compensation Committee consisted during fiscal 1998 of Messrs. Gardner (Chairman), Blau and since September 1997, Polimeni. Mr. Gardner is Senior Vice President of Janney Montgomery Scott, Inc., investment bankers, which acted as placement agent in connection with the Company's $15 million private placement of convertible subordinated notes in August 1994. Mr. Blau is a partner in the law firm of Blau, Kramer, Wactlar & Lieberman, P.C. The Company has utilized, and anticipates that it will continue to utilize, the services of Blau, Kramer, Wactlar & Lieberman, P.C. as its general counsel.

      In accordance with rules promulgated by the Securities and Exchange Commission, the information included under the captions "Compensation Committee Report on Executive Compensation" and "Company Stock Performance" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The compensation of the Company's executive officers generally is determined by the Compensation Committee of the Board of Directors. Each member of the Compensation Committee is a Director who is not an employee of the Company or any of its affiliates. The following report with respect to certain compensation paid or awarded to the Company's executive officers during fiscal 1997 is furnished by the Compensation Committee.

General Policies

      The Company's compensation programs are intended to enable the Company to attract, motivate, reward and retain management talent required to achieve aggressive corporate objectives in a rapidly changing industry, and thereby increase stockholder value. It is the Company's policy to provide incentives to its senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the development of the Company's business. To attain these objectives, the Company's executive compensation program includes a competitive base salary, coupled with, with respect to certain executives, a substantial cash bonus which is "at risk" based on the Company's earnings.

      Many of the Company's employees, including its executive officers, also are eligible to be granted stock options periodically in order to more directly align their interests with the long-term financial interest of the Company's stockholders.

Relationship of Compensation to Performance

      The Compensation Committee annually establishes, subject to any applicable employment agreements, the salaries, which will be paid to the Company's executive officers, during the coming year. In setting salaries, the Board of Directors takes into account several factors, including competitive compensation data, the extent to which an individual may participate in the stock option plan maintained by the Company and its affiliates, and qualitative factors bearing on an individual's experience, responsibilities, management and leadership abilities, and job performance.

      Stock options are granted to key employees, including the Company's executive officers, by the Compensation Committee of the Board of Directors under the Plans. Among the Company's executive officers, the number of shares subject to options granted to each individual generally depends upon his or her base salary and the level of that officer's management responsibility.

      During fiscal 1998, 10,000 options were granted to each outside director under the Company's Outside Director Stock Option Plan. Options to purchase 15,000 shares were granted to Mr. Durando under the Company's Stock Option Plan. Bonuses were paid to three executive officers, as set forth in the Summary Compensation Table, pursuant to the terms of their employment agreements with the Company and on a discretionary basis to Paul Durando, the Company's Vice President, Finance and Director. This latter bonus was determined to be appropriate by the Compensation Committee in light of Mr. Durando's contributions to the Company's performance, his base salary level and the level of his management responsibilities.

Compensation of Chief Executive Officer

      The Company has entered into an employment agreement with Arthur Nadata, the Company's President and Chief Executive Officer, pursuant to which Mr. Nadata receives a base salary of $226,545, adjusted for CPI index increases, and an incentive bonus equal to three and thirty-three one-hundredths percent (3.33%) of the Company's consolidated pre-tax earnings. In this way, Mr. Nadata's cash compensation is tied directly to the Company's profitability.

                                         The Compensation Committee


                                         Herbert Gardner
                                         Harvey Blau
                                         Dominic Polimeni

Compliance with Section 16 (a) of the Securities Exchange Act

      Section 16 (a) of the Exchange Act requires the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons") to file report of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers (the "NASD"). These Reporting Persons are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file with the SEC and NASD.

      Based solely on the Company's review of the copies of the forms it has received, the Company believes that all Reporting Persons complied on a timely basis with all filing requirements applicable to them with respect to transactions during fiscal year 1998 except that Mr. Polimeni filed his form 3 late.

Certain Relationships and Related Transactions

      Harvey R. Blau, a Director of the Company, is a member of Blau, Kramer, Wactlar & Lieberman, P.C., general counsels to the Company. For the fiscal year ended February 28, 1998, the Company paid $71,614 in legal fees to Blau, Kramer, Wactlar & Lieberman, P.C.

      For the fiscal year ended February 28, 1998, the Company received an aggregate $740,514 in respect of various electronic components sold to Procomponents, Inc. and PCI Manufacturing, two corporations in which Mitchell Lubman, Mr. Lubman's brother, is an officer and owns greater than ten percent equity interest.

      For the fiscal year ended February 28, 1998, the Company received an aggregate $589,676 in respect of various electronic components sold to Brevan Electronics, a corporation in which Stuart Schuster, Mr. Schuster's brother, is an officer and owns a greater than ten percent equity interest.

                        COMPANY STOCK PERFORMANCE GRAPH

      The following Performance Graph compares the Company's cumulative total stockholder return on its Common Stock for a five year period (February 28, 1993 to February 28, 1998) with the cumulative total return of the NASDAQ Market Index (which includes the Company) and a peer group of companies selected by the Company for purposes of the comparison. Dividend reinvestment has been assumed and, with respect to companies in the Peer Group, the returns of each such company have been weighted to reflect relative stock market capitalization.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
            AMONG NU-HORIZONS ELECTRONICS CORP., NASDAQ MARKET INDEX
                              AND PEER GROUP INDEX

   [THE FOLLOWING TABLE WAS DEPICTED AS A LINE CHART IN THE PRINTED MATERIAL.]

                 Nu Horizons
                 Electronics       NASDAQ            Peer
                    Corp.       Market Index        Group
                 -----------    ------------       -------
                    100            100             100
                    219.28         127.41          139.16
                    185.3          121.65          133.55
                    386.05         167.97          176.67
                    228.54         201.61          199.14
                    155.96         274.2           204.72

Assumes $100 Invested on March 1, 1993
Assumes Dividend Reinvested
Fiscal Year Ending February 28, 1998

Peer group includes All American Semiconductor, Arrow Electronics Inc., Avnet Inc., Bell Industries Inc., Bell Microproducts, Inc., Jaco Electronics Inc., Kent Electronics Corp., Marshall Industries, Pioneer Standard Electronics, Repron Electronics, Inc.

                              INDEPENDENT AUDITORS

      Lazar, Levine & Felix LLP acted as the Company's independent auditors for the fiscal year ended February 28, 1998 and has been selected by the Board of Directors, upon the recommendation of the Audit Committee, to continue to act as the Company's independent auditors in the Company's 1999 fiscal year.

      A representative of Lazar Levine & Company LLP plans to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

                              FINANCIAL STATEMENTS

      A copy of the Company's Annual Report of Stockholders for the fiscal year ended February 28, 1998 has been provided to all stockholders as of the Record Date. Stockholders are referred to the report for financial and other information about the Company, but such report is not incorporated in this proxy statement and is not a part of the proxy soliciting material.

                             ADDITIONAL INFORMATION

      The Board of Directors does not have a standing nominating committee. The Board of Directors does not intend to present to the meeting any matters not referred to in the form of proxy. If any proposal not set forth in this Proxy Statement should be presented for action at the meeting, and is a matter which should come before the meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

      The cost of soliciting proxies in the accompanying form has been or will be paid by the Company. In addition to solicitations by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals, and the Company may reimburse them for their expenses in so doing. To the extent necessary in order to assure sufficient representation, officers and regular employees of the Company may request the return of proxies personally, by telephone or telegram. The extent to which this will be necessary depends entirely upon how promptly proxies are received, and stockholders are urged to send in their proxies without delay.

      Stockholder proposals with respect to the Company's next Annual Meeting of Stockholders must be received by the Company no later than May 27, 1999 to be considered for inclusion in the Company's next Proxy Statement.

      A copy of the Annual Report has been mailed to every stockholder of record. The Annual Report is not considered proxy soliciting material.

                                   By Order of the Board of Directors,


                                   Richard S. Schuster
                                   Secretary

                                   Dated:  Melville, New York
                                           August 10, 1998

                         NU HORIZONS ELECTRONICS CORP.
--------------------------------------------------------------------------------
        BOARD OF DIRECTORS PROXY FOR ANNUAL MEETING - September 24, 1998

      The undersigned hereby appoints Arthur Nadata and Richard S. Schuster or either of them, attorneys and Proxies with full power of substitution in each of them, in the name and stead of the undersigned to vote as Proxy all the stock of the undersigned in NU HORIZONS ELECTRONICS CORP., a Delaware corporation, at the Annual Meeting of Stockholders scheduled to be held September 24, 1998 and any adjournments thereof.

The Board of Directors recommends a vote FOR the following proposal:

1.    Election of the following nominees, as set forth in the proxy statement:

      |_| FOR all nominees listed below (except as marked to the contrary below)

      |_|   WITHHOLD AUTHORITY to vote for all nominees listed below

      HARVEY BLAU              DOMINIC POLIMENI            RICHARD SCHUSTER

(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below.)

                    -----------------------------------------

2. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

                                    (Continued and to be signed on reverse side)

THE SHARES REPRESENTED HEREBY SHALL BE VOTED BY PROXIES, AND EACH OF THEM, AS SPECIFIED AND, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, SHAREHOLDERS MAY WITHHOLD THE VOTE FOR ONE OR MORE NOMINEE(S) BY WRITING THE NOMINEE(S) NAME(S) IN THE BLANK SPACE PROVIDED ON THE REVERSE HEREOF. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE PROPOSAL SET FORTH ON THE REVERSE HEREOF.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.


Dated:                  , 1998          _________________________________ [L.S.]

                                        _________________________________ [L.S.]

                                        (Note: Please sign exactly as your name
                                        appears hereon. Executors,
                                        administrators, trustees, etc. should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer. If shares are held in the name of two or more persons, all should sign.)